Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Preliminary Financial Results for the Third Quarter 2008

Company to Present at Investor Conference on October 14th

Syracuse, New York — (Businesswire) — October 8, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today reported preliminary financial results for the third quarter ended September 28, 2008.

Total revenues for the third quarter of 2008 are expected to be approximately $209.1 million, an expected increase of 2.7% over the third quarter of 2007 with comparable restaurant sales anticipated to increase 3.5% at Burger King®, and to decrease (1.9%) at Pollo Tropical® and (0.9%) at Taco Cabana®. The Company estimates that it lost about 150 total restaurant operating days during the third quarter due to restaurant closures at Taco Cabana caused by Hurricane Ike. Diluted earnings per share for the period are expected to be between $0.15 and $0.17. The Company will provide additional details regarding its third quarter and nine month results and revised 2008 guidance during its upcoming quarterly conference call, which is currently scheduled for November 4, 2008.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Persistent macro economic challenges, particularly in Florida, were further exacerbated by some unfortunate weather patterns in Texas during the third quarter, as Hurricane Ike forced the temporary closing of many of our 40 Taco Cabana restaurants in the Houston area for several days. We have been pro-actively addressing escalating commodity and utility costs with menu price increases across all three brands in attempt to maintain operating margins. We are diversified by brand, geographic area of operations and customer profile, which generally enables us to moderate operating risks while adding stability.”

Vituli added, “Given the current economic environment, we have lowered our planned rate of new unit growth and elected to defer certain discretionary capital expenditure initiatives in order to reduce our debt. We have reduced capital expenditures for 2008, and now anticipate total capital expenditures of $65 to $70 million, compared to our earlier plan of $70 million to $80 million. In 2009, we plan to further limit our discretionary capital spending and currently anticipate total capital expenditures of $20 to $30 million with new unit growth significantly reduced from 2008. We have also completed $10.5 million in sale/leaseback transactions to date in 2008, including $4.0 million in October, with approximately $12 million of additional sale/leasebacks being marketed and expected to close over the next six to nine months. These actions are intended to maximize free cash flow during these uncertain times and to reduce our outstanding debt. We intend to follow this strategy until such time as we have better visibility as to consumer spending, the economy and the capital markets as a whole.”

Vituli concluded, “Given the current environment, we are prudently managing our financial leverage. We completed a refinancing of our senior credit facility in early 2007 with terms that are favorable in relation to current markets. The actions that we are taking to improve liquidity and to reduce debt should provide a greater margin of safety with respect to the financial covenants in our loans.”

During the third quarter, the Company opened one new Pollo Tropical restaurant and three new Taco Cabana restaurants. The Company also closed two Burger King restaurants. As of September 28, 2008, the Company owned and operated a total of 559 restaurants, including 317 Burger King, 89 Pollo Tropical and 153 Taco Cabana restaurants.

Upcoming Investor Conference

The Company will present at the Wachovia 2008 Consumer Growth Conference on Tuesday, October 14, 2008 at 8:30 AM ET. The presentation will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 559 company-owned and operated restaurants in 16 states as of September 28, 2008, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.